Exhibit 99.1

FOR IMMEDIATE RELEASE

Business Development Corporation of America Prices $100 Million

of 6.00% Senior Notes Due 2020

New York, New York, August 26, 2015 – Business Development Corporation of America (“BDCA”) today announced that it has priced $100 million aggregate principal amount of 6.00% senior unsecured notes (the “Notes”). The Notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering is expected to close on August 31, 2015, subject to customary closing conditions.

The Notes will mature on September 1, 2020, unless repurchased or redeemed in accordance with their terms prior to such date. The Notes will bear interest at a rate of 6.00% per year payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2016.

The Notes will be general unsecured obligations of BDCA that rank senior in right of payment to all of BDCA’s existing and future indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all of BDCA’s existing and future senior liabilities that are not so subordinated, effectively junior to any of BDCA’s secured indebtedness (including unsecured indebtedness that BDCA later secures) to the extent of the value of the assets securing such indebtedness, and structurally junior to all existing and future indebtedness incurred by BDCA’s subsidiaries, financing vehicles or similar facilities.

The Notes will contain certain covenants, including covenants requiring BDCA to (1) comply with the asset coverage requirements of Section 18(a)(1)(A) as modified by Section 61(a)(1) of the Investment Company Act of 1940, as in effect immediately prior to the issuance of the Notes, whether or not it is subject to those requirements, (2) maintain at all times total unencumbered assets of not less than 175% of the aggregate principal amount of all of its and its consolidated subsidiaries’ outstanding unsecured indebtedness and (3) maintain at all times certain specified assets of not less than 100% of the aggregate principal amount of all of its and its consolidated subsidiaries’ outstanding unsecured indebtedness.

Upon the occurrence of certain change of control events, holders of the notes can require BDCA to repurchase the Notes at a price equal to 100% of the principal amount of the Notes plus accrued but unpaid interest to the repurchase date. The Notes will be issued in denominations of $1,000 and have no sinking fund provisions.

BDCA estimates that the net proceeds from the offering will be approximately $97.9 million, after deducting the initial purchasers’ discount and estimated offering expenses payable by BDCA. BDCA expects to use the proceeds from the offering of the Notes to make investments in portfolio companies in accordance with BDCA’s investment objectives and for general corporate purposes.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

The Notes have not been, and will not be, registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About BDCA

BDCA is a non-traded business development company that invests in both the debt and equity of private middle market companies. BDCA is closed to new investments. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements, including the statements about BDCA’s expectations regarding the sale of the Notes in the offering, BDCA’s intended use of the gross proceeds, and the anticipated closing date of the offering. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. All such forward looking statements speak only as of the date they are made, and BDCA undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

Contacts

BDCA

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com Ph: (484-342-3600)	Andrew G. Backman Managing Director Investor & Public Relations abackman@rcscapital.com Ph: (212-415-6500)	Nicholas Radesca CFO, Treasurer & Secretary BDCA nradesca@arlcap.com Ph: (212-415-6500)